Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

John Bean Technologies Corporation:

We consent to the use of our audit reports dated February 28, 2017, with respect to the consolidated balance sheets of John Bean Technologies Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein.

Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that management excluded Tipper Tie, Inc. and Cooling and Applied Technologies, both acquired in 2016, from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016. The consolidated financial statements of John Bean Technologies Corporation reflect total assets of $263.5 million and total revenues of $33.3 million associated with these acquired businesses. These acquired businesses were also excluded from the scope of our audit of internal control over financial reporting as of December 31, 2016.

/s/ KPMG LLP

Chicago, Illinois

May 26, 2017